Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:

Omar Choucair

Chief Financial Officer

DG FastChannel, Inc.

972/581-2000

DG FASTCHANNEL® REPORTS RECORD FIRST QUARTER 2010 RESULTS

– First Quarter Revenues Increase 31% to $54.2 Million –

– First Quarter Adjusted EBITDA Rises 71% to $24.1 Million –

– First Quarter Diluted Earnings Increase 357% to $0.32 per share –

Dallas, TX — May 5, 2010 — DG FastChannel®, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today reported record first quarter financial results. Consolidated revenue for the first quarter 2010 increased 31% to $54.2 million compared to $41.4 million in the same period of 2009. First quarter Adjusted EBITDA increased 71% to $24.1 million compared to $14.1 million for the same period of 2009.

“We are very pleased with our strong first quarter 2010 performance,”  said Scott Ginsburg, Chairman and CEO of DG FastChannel.  “Stellar growth in both traditional and online advertising, the continued adoption of the high definition (HD) advertising format, and the advent of a hotly contested year in politics all contributed to our accelerated growth this quarter.”

A review of the Company’s performance demonstrates:

•                  First quarter organic revenue growth of 31% from the year-earlier period.

•                  First quarter revenue from the delivery of HD advertising content increased 80% to $19.7 million compared to $10.9 million in the same period of 2009.

•                  First quarter revenue from the Company’s online media service division, Unicast increased by 53% from the year earlier period.

•                  As of March 31, 2010, the Company reported $51.0 million in cash and $97.1 million of debt, or net debt of $46.1 million.

•                  Subsequent to quarter end, the Company completed a public equity offering raising net proceeds of approximately $108 million.  With the proceeds from the equity offering all outstanding debt was retired.

•                  After giving effect to the application of the equity proceeds, debt retirement, and interest rate swap terminations, the Company’s adjusted cash balance as of March 31, 2010 was approximately $59 million.

•                  First quarter 2010 net income was $8.0 million, or $0.32 per diluted share, compared with net income of $1.6 million, or $0.07 per diluted share in the same period of 2009.

•                  First quarter 2010 non-GAAP net income was $10.4 million, or $0.41 per diluted share, compared to non-GAAP net income of $4.0 million, or $0.19 per diluted share in the same period of 2009.

The terms “Adjusted EBITDA” and “non-GAAP net income” are defined below.

Mr. Ginsburg concluded, “DG FastChannel’s first quarter 2010 performance positions the Company well this year for what is shaping up to be a robust advertising environment.  With the completion of the recent equity offering and the move to a ‘net cash’ position in early April, the Company has substantially improved its free cash flow, financial flexibility, and the  opportunity to negotiate a larger and enhanced revolving credit facility.  As  opportunities come along to better serve our customers and add value for our shareholders, we are well prepared.”

First Quarter 2010 Financial Results Webcast

The Company’s first quarter conference call will be broadcast live on the Internet at 9:00 a.m. ET on Wednesday, May 5, 2010.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s Web site at www.dgfastchannel.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation, Adjusted EBITDA, Non-GAAP Net Income Definitions

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial measures and require companies to explain why non-GAAP financial measures are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in its financial and operational decision-making. There are limitations associated with reliance on these non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company defines “Adjusted EBITDA” as net income, before interest, taxes, depreciation and amortization, share-based compensation, restructuring charges and benefits, and gains and losses on derivative instruments. The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of the Company’s core operations, such as gains and losses from derivative instruments, and net interest expense, or do not require a cash outlay, such as share-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

The Company defines “non-GAAP net income” as net income before amortization of intangible assets and share-based compensation expense, net of the tax benefit these non-cash expenses provide.

The Company considers non-GAAP net income to be another important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash.

Adjusted EBITDA and non-GAAP net income should be considered in addition to, not as a substitute for, the Company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial measures to the comparable GAAP measures.

About DG FastChannel

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  Through its Unicast and Springbox operating units, DG FastChannel is a leading Internet marketing technology company offering online marketing and advertising solutions through a powerful combination of proprietary visualization technology, and a premium rich media advertising platform for the creation, delivery and reporting of premium rich media.

The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, and digital asset management. The Company has online media distribution networks which link more than 5,000 advertisers, advertising agencies and content owners with more than 23,000 radio, television, cable, network and print publishing destinations and over 5,000 online publishers electronically throughout the United States, Canada, and Europe.  For more information visit www.dgfastchannel.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s filings with the Securities and Exchange Commission.  DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

DG FastChannel, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Revenues	$54,202	$41,412
Cost of revenues	17,941	18,699
Sales and marketing	3,112	2,584
Research and development	2,115	1,110
General and administrative	6,905	4,928
Operating expenses, excluding depreciation and amortization and share-based compensation	30,073	27,321
Adjusted EBITDA	24,129	14,091
Depreciation, amortization and share-based compensation	8,307	7,417
Operating income	15,822	6,674
Interest expense and other, net	2,076	3,973
Income before income taxes	13,746	2,701
Provision for income taxes	5,704	1,108
Net income	$8,042	$1,593

Earnings per share:
Basic	$0.33	$0.07
Diluted	$0.32	$0.07

Weighted average shares outstanding:
Basic	24,349	20,888
Diluted	24,879	21,264

DG FastChannel, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Net Income and Adjusted EBITDA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net income	$8,042	$1,593
Amortization of intangibles	3,021	2,979
Share-based compensation	1,048	1,144
Income tax effect of amortization of intangibles and share-based compensation	(1,689)	(1,691)
Non-GAAP net income	10,422	4,025

Interest expense and other, net	2,076	3,973
Add back income tax effect of amortization of intangibles and share-based compensation	1,689	1,691
Provision for income taxes	5,704	1,108
Depreciation expense	4,238	3,294
Adjusted EBITDA	$24,129	$14,091

Non-GAAP earnings per share:
Basic	$0.42	$0.19
Diluted	$0.41	$0.19

Weighted average shares outstanding:
Basic	24,349	20,888
Diluted	24,879	21,264

Reconciliation of Diluted GAAP Earnings per Share to Diluted Non-GAAP Earnings per Share

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

GAAP earnings per share - diluted	$0.32	$0.07
Amortization of intangibles	0.12	0.14
Share-based compensation	0.04	0.05
Income tax effect of amortization of intangibles and share-based compensation	(0.07)	(0.07)
Non-GAAP earnings per share - diluted	$0.41	$0.19

DG FastChannel, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
Cash	$51,016	$33,870
Accounts receivable, net	49,361	51,309
Property and equipment, net	40,819	41,520
Goodwill	214,777	214,777
Deferred income taxes	22,889	28,066
Intangibles, net	99,389	102,411
Other	7,070	6,339
Total assets	$485,321	$478,292

Accounts payable and accrued liabilities	$17,778	$21,878
Deferred revenue	2,477	2,206
Debt	97,087	102,462
Other	4,470	4,580
Total liabilities	121,812	131,126
Total stockholders’ equity	363,509	347,166
Total liabilities and stockholders’ equity	$485,321	$478,292

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